EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Plan Administrator

RTI International Metals, Inc. Employee Savings and Investment Plan

We have audited the accompanying Statements of Net Assets Available for Benefits of RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) as of December 31, 2011 and 2010, and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2011. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Form 5500 Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2011, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Ciuni & Panichi, Inc.

Cleveland, Ohio

June 28, 2012

RTI INTERNATIONAL METALS, INC.

EMPLOYEE SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Investments in RMI Titanium Master Trust, at fair value	$10,249,204	$10,542,369
Notes receivable from participants	270,115	172,447

Net assets available for benefits, at fair value	10,519,319	10,714,816

Adjustment from fair value to contract value for fully benefit responsive investment contracts	(21,313)	(8,229)

Net assets available for benefits	$10,498,006	$10,706,587

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.

EMPLOYEE SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2011

2011
Contributions:
Participant	$966,898
Employer	475,574
Rollovers	161,428

Total contributions	1,603,900
Net investment income (loss) from Master Trust	(391,569)
Interest income on notes receivable from participants	13,086

Total additions	1,225,417
Deductions:
Participants’ benefits paid	722,270
Administrative fees	14,924

Total deductions	737,194

Net increase (decrease) prior to transferred assets	488,223
Transfers out	(696,804)

Net increase (decrease) in net assets available for benefits	(208,581)
Net assets available for benefits:
Beginning of year	10,706,587

End of year	$10,498,006

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.

EMPLOYEE SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The financial statements of the RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan.

ACCOUNTING METHOD

The financial statements of the Plan use the accrual method of accounting.

USE OF ESTIMATES

The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements, the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

Investments of the Plan are exposed to various risks, such as interest rate risk, market risk, and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

CONTRIBUTIONS

Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not funded by RTI International Metals, Inc. (the “Company” or the “Plan Sponsor”) are recorded as contributions receivable.

ADMINISTRATIVE EXPENSES

Administrative costs of the Plan are absorbed by the Plan Sponsor. However, the Plan permits the Plan Sponsor to use forfeitures to reduce administrative expenses.

INVESTMENT FEES

Net investment returns reflect certain fees paid by the investment funds to their affiliated investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the RMI Titanium Master Trust (the “Master Trust”) investment earnings activity and related allocation to the Plan and thus are not separately identifiable as an expense.

NOTES RECEIVABLE FROM PARTICIPANTS

Notes receivable from participants are measured at their unpaid balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

NOTES TO FINANCIAL STATEMENTS (continued)

NEW ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued guidance that clarifies and requires new disclosures about fair value measurements. The clarifications and requirement to disclose the amounts and reasons for significant transfers between Level 1 and Level 2, as well as significant transfers in and out of Level 3 of the fair value hierarchy, were adopted by the Plan. Note 2 – Fair Value Measurements reflects the amended disclosure requirements. The new guidance also requires that purchases, sales, issuances, and settlement be presented gross in the Level 3 reconciliation; that requirement was effective for fiscal years beginning after December 15, 2010. The adoption of the new guidance did not have a material effect on the Plan’s financial statements.

NOTE 2 – FAIR VALUE MEASUREMENTS:

The FASB defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs utilized in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data and which requires the Plan to develop its own assumptions. This hierarchy requires the Plan to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Following is a summary of the Plan's financial assets and their respective levels within the fair value hierarchy for the year ended December 31, 2011:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Bond Funds	$1,047,378	$—	$—	$1,047,378
Domestic Equity Funds	4,505,747	—	—	4,505,747
International /Global Funds	960,286	—	—	960,286
Lifecycle Funds	2,077,716	—	—	2,077,716
RTI Unitized Stock Fund	—	793,941	—	793,941
Common/Collective Trust Fund	—	864,136	—	864,136

	$8,591,127	$1,658,077	$—	$10,249,204

Following is a summary of the Plan's financial assets and their respective levels within the fair value hierarchy for the year ended December 31, 2010:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Bond Funds	$783,600	$—	$—	$783,600
Domestic Equity Funds	5,064,448	—	—	5,064,448
International /Global Funds	1,041,384	—	—	1,041,384
Lifecycle Funds	1,729,239	—	—	1,729,239
RTI Unitized Stock Fund	—	911,619	—	911,619
Common/Collective Trust Fund	—	1,012,079	—	1,012,079

	$8,618,671	$1,923,698	$—	$10,542,369

The Plan’s mutual funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Plan’s RTI unitized stock fund and common/collective trust fund (“CCT”) are classified within Level 2, and explained further in Note 3 to the Plan’s Financial Statements.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 3 – INVESTMENTS:

The Plan invests in the Master Trust. The Master Trust invests in mutual funds, the CCT managed by Fidelity Management Trust Company (“Fidelity”, the “Trustee” or the “Record Keeper”), and RTI International Metals, Inc. (parent of the Company, “RTI”) common stock through a unitized stock fund. Investments in mutual funds are managed by the Trustee and are valued at fair market value based on published quotations. Investment transactions are recorded as of the trade date. The unitized common stock fund and CCT were valued at the net value of participation units which are generally valued by the Trustee based upon quoted market prices of the underlying assets. The CCT valuation as of December 31, 2011 was calculated based upon unaudited quoted market prices of the underlying assets provided by the Trustee. Participants can obtain further information concerning the CCT from its separate audited financial statements as of September 30, 2011. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains/losses are recorded using an average cost basis for shares in the transaction.

COMMON COLLECTIVE TRUST FUND

The FASB’s authoritative guidance requires investment contracts held by a defined contribution plan to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through the Master Trust. The Statements of Net Assets Available for Benefits presents the fair value of the investment in the Master Trust as well as the adjustment of the investment in the Master Trust from fair value to contract value relating to investment contracts. The Statement of Changes in Net Assets Available for Benefits was prepared on a contract value basis.

During the year ended December 31, 2011, the Plan held investments in Fidelity Managed Income Portfolio Fund (“MIP”) which is a CCT managed by Fidelity Investments. The MIP is a fund of the Fidelity Group Trust for Employee Benefit Plans. The MIP invests in underlying assets, typically fixed-income securities and bond funds and may include derivative instruments such as futures contracts and swap agreements. The fund also enters into “wrapper” contracts issued by third parties and invests in cash equivalents represented by shares in a money market fund. A wrap contract is similar to buying insurance and provides full benefit responsiveness, provided that all the terms of the wrap contract have been met. Wrap contracts are normally purchased from issuers rated in the top three long-term rating categories (A- or the equivalent and above) by any one of the nationally recognized statistical rating organizations. The MIP attempts to maintain a $1.00 Net Asset Value (“NAV”) per unit.

The crediting rate is used as an estimated future market value calculated by compounding a portfolio’s current market value at its current yield to maturity for a period equal to the portfolio’s duration. The crediting rate is the discounted rate that equates that estimated future market value with the portfolio’s current contract value. Crediting rates of the wrap contracts are reset quarterly. The wrap contracts provide a guarantee that the crediting rate will not fall below zero percent. The portfolio and wrap contracts purchased by the portfolio are designed to pay all participant-initiated transactions at contract value. The wrap contracts limit the ability of the portfolio to transact at contract value if certain events occur, but the Plan’s management is not aware of the occurrence or likely occurrence of any of these events. The wrap contracts are valued using discounted cash flow models that consider recent bids, discount rate, and the duration of the underlying portfolio securities. A wrap issuer may terminate a wrap contract for cause at any time.

The MIP trustee values the remaining underlying assets of the fund using various methods including readily available bid prices in the principal market in which the securities trade, pricing services that use valuation matrices that incorporate both dealer supplied valuations and valuation models, valuation inputs using the structure of the issue, cash flow assumptions, the value of the underlying assets and guarantees.

The MIP is included at fair value on the Statements of Net Assets Available for Benefits based on the proportionate share of the ownership of the Plan’s participants.

The average yield earned by all wrap contracts held by the Plan’s common/collective trust funds were approximately 1.92% and 2.68% for the years ended December 31, 2011 and 2010, respectively. The average yield earned by the Plan for all wrap contracts held by the Plan’s common/collective trust funds based on the actual interest rate credited to participants were approximately 1.39% and 1.44% for the years ended December 31, 2011 and 2010, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

UNITIZED STOCK FUND

The RTI unitized stock fund allows the participants the benefits of being invested in RTI common stock in a manner similar to a mutual fund. The value of a unit in the fund is the market value of the RTI common stock owned in the fund and the market value of the short-term cash position (fund equity) divided by the number of units outstanding.

The following information pertains to the RTI unitized stock fund in the Master Trust as of December 31:

	2011		2010
	Shares	Fair Value	Shares	Fair Value
RTI International Metals, Inc. Common Stock (Symbol: RTI)	186,446	$4,327,412	171,123	$4,616,899
Fidelity Institutional Cash Portfolio MM Fund	295,269	295,269	351,847	351,847
Other		50		66

Total		$4,622,731		$4,968,812

The following represents the Plan's interest in the RTI unitized stock fund as of December 31:

	2011	2010
Unitized fund units held	94,382	94,192
Per unit price	$8.41	$9.68

INVESTMENTS IN PLAN TRUST

At December 31, 2011, the Master Trust includes funds of the RTI International Metals, Inc. Employee Savings and Investment Plan, the RMI Employee Savings and Investment Plan, and the RMI Bargaining Unit Employee Savings and Investment Plan.

At December 31, 2011 and 2010, Master Trust fund net assets allocated to the Plan totaled $10,249,204 and $10,542,369, respectively.

Fair values of investments in the Master Trust are as follows:

	2011	2010
At fair value as determined by quoted market prices:
Mutual funds	$38,242,639	$39,834,214
At estimated fair value:
RTI unitized stock fund	4,622,731	4,968,812
Common/collective trust fund	11,398,802	10,575,280

Investments in trust, at fair value	$54,264,172	$55,378,306

At December 31, 2011 and 2010 the Plan held 18.9% and 19.1%, respectively, of the Master Trust assets.

NOTES TO FINANCIAL STATEMENTS (continued)

The following presents the investment income (loss) of the Master Trust for the year ended December 31:

2011
Net appreciation (depreciation) in fair value of investments:
RTI unitized stock fund	$(560,004)
Mutual funds	(2,593,984)
Common/collective trust fund	195,151
Dividends	1,156,704

Net investment income (loss)	$(1,802,133)

OTHER INVESTMENTS RELATED DISCLOSURES

Investments in the Master Trust that represent five percent or more of the Plan’s net assets available for benefits are separately identified as of December 31:

	2011	2010
At fair value as determined by quoted market prices:
Mutual Funds:
Fidelity Magellan	$1,221,902	$1,552,450
Fidelity Ginnie Mae	$530,140	$312,907	*
Fidelity Low-Priced Stock	$871,041	$1,069,887
Fidelity Worldwide	$788,134	$854,636
FID Freedom 2020	$558,934	$601,146
Spartan US Equity Index	$597,782	$616,175
MFS MA Inv Trust R3	$574,207	$599,666
At estimated fair value:
RTI unitized stock fund	$793,941	$911,619
Fidelity Managed Income Portfolio Fund (CCT)	$864,136	$1,012,079

*	Investment did not represent greater than 5% of the Plan’s net assets but is shown for comparative purposes.

NOTE 4 – DESCRIPTION OF PLAN:

GENERAL

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals, and other important features of the Plan.

The Plan, created on November 1, 1979, is a defined contribution and matching dollar contribution plan covering full-time salaried, non-represented employees who are at least 21 years of age and have completed three months of service. The Plan includes eligible employees of certain of RTI’s subsidiaries, including, RTI Energy Systems, RTI LA, RTI Connecticut, RTI Texas, RTI Pierce Spafford, RTI Fabrication, RTI F&D Inc., RTI Hamilton and RTI Martinsville. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

The Plan was amended and restated on January 1, 2009 as a safe harbor plan, which changed the employer matching provisions and provided for employer contributions to be 100% vested immediately.

NOTES TO FINANCIAL STATEMENTS (continued)

CONTRIBUTIONS

There are several types of contributions that can be added to a participant’s account: an employee salary deferral contribution, an employer matching contribution, an employer profit sharing contribution, and an employer qualified non-elective contribution. Participants may also contribute amounts representing rollover distributions from other qualified defined benefit or contribution plans.

Participants may contribute from 1% to 20% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (“IRC”). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the Record Keeper directly or by accessing their accounts via the internet.

The employer may make annual discretionary profit sharing contributions in an amount to be determined at Plan year end by the Board of Directors. Profit sharing contributions, if any, made to the Plan by the employer will be allocated to participant accounts in the ratio that the participant’s eligible compensation bears to the total eligible compensation paid to all eligible participants.

Employees hired after January 1, 2006 will receive a non-discretionary employer matching contribution equal to 100% of the first 3% and 50% of the next 2% of employee contributions.

Employees newly hired, or rehired, on or after August 15, 2008 are subject to automatic enrollment provisions under the Plan. Unless an eligible employee makes an affirmative election otherwise, the employee’s deferral will be 3% of the employee’s eligible compensation for each payroll period in which the employee is an active participant. In addition, these participants are also subject to an automatic deferral increase of 1% annually, not to exceed 10% of eligible compensation, unless the participant affirmatively elects otherwise after receiving appropriate notice.

PLAN TRANSFERS

During 2011, certain employees became eligible to enroll and transfer funds from their prior plan to one of the other two plans offered to RTI employees. The aggregate amount transferred out of the Plan totaled $696,804.

PARTICIPATION

An employee becomes a participant in the Plan on the first day of the month after completing three months of service and upon attaining age 21.

PARTICIPANTS’ ACCOUNTS

Allocations are based on participants’ compensation and/or account balances, as defined in the Plan document.

VESTING

Participants are immediately vested in their rollover contributions, Company matching contributions, and voluntary contributions, plus actual earnings thereon.

NOTES TO FINANCIAL STATEMENTS (continued)

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:

•	Retirement;

•	Termination of employment with the Company; or

•	Death

Upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of his or her vested account balance does not exceed $1,000. If the vested account balance exceeds $1,000, the assets will generally be held in a trust until the participant’s normal or early retirement date.

Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (“IRS”) guidelines in effect at the time of the withdrawal.

NOTES RECEIVABLE FROM PARTICIPANTS

Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing vested account balance not to exceed $50,000 in any 12-month period. Loan repayment terms range from one month to five years, unless it is for the purchase of their principal residence in which case the loan repayment period may not extend beyond 10 years from the date of the loan and are secured by the balance in the participant’s account. Loans bear interest at rates that range from 5.25% to 10.25%, which are commensurate with the current market rate when made.

FORFEITURES

If a participant terminates his or her employment and is less than 100% vested in his or her share of the employer contributions, he or she will forfeit the non-vested portion of his or her employer contributions. Forfeited account balances are retained in the Plan and will first be used to reduce administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. Forfeited account balances at December 31, 2011 and 2010 totaled $13,259 and $12,379, respectively. Forfeitures allocated to pay administrative expenses of the Plan during the year ended December 31, 2011 totaled $14,378. Administrative fees of $546 were paid by Plan participants for transaction based fees.

ADMINISTRATION

The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision, while legal and audit fees are paid by RTI and, as such, are not expenses of the Plan.

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 5 – INCOME TAXES:

The Plan is operated under a prototype non-standardized 401(k) profit sharing plan prepared by Fidelity Management and Research Company. The prototype plan obtained its latest determination letter on March 31, 2008, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan Administrator and the Plan’s tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the plan was qualified and the related trust was tax-exempt as of the financial statement date and no provision for income taxes has been included in the Plan’s Financial Statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan Administrator has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2011 there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2008.

NOTE 6 – PARTY-IN-INTEREST:

Certain investments of the Plan are managed by the Trustee of the Plan. The Plan also invests in common stock of RTI. In addition, the Plan issues loans to participants, which are secured by the balances in the participants’ accounts. Therefore, these related transactions qualify as party-in-interest transactions. All other transactions which may be considered parties-in-interest transactions relate to normal plan management and administrative services and the related payment of fees.

NOTE 7 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:

A reconciliation of net assets available for benefits according to the financial statements consists of the following as of December 31:

	2011	2010
Net assets available for benefits per the financial statements	$10,498,006	$10,706,587

Adjustment from contract value to fair value for fully benefit responsive investment contracts	21,313	8,229

Net assets available for benefits per the Form 5500	$10,519,319	$10,714,816

A reconciliation of investment income (loss) according to the financial statements consists of the following for the year ended December 31:

2011
Investment income (loss) per the financial statements	$(391,569)

Computed fair value adjustment to net investment income (loss) common collective trust	13,084

Investment income (loss) per the Form 5500	$(378,485)

Form 5500 Schedule H, Line 4i

SCHEDULE OF ASSETS

(Held at End of Year)

RTI INTERNATIONAL METALS, INC.

EMPLOYEE SAVINGS AND INVESTMENT PLAN

DECEMBER 31, 2011

EIN: 52-2115953, PLAN #: 001

(a) Identity of issue (b)	Description of investment (c)	Cost (d)	Current Value (e)
* Master Trust Fund	Common Stock Fund, Common Collective Trust, and Mutual Funds	N/A**	$10,249,204

* Notes receivable from participants	Interest Rates High 10.25%, Low 5.25%	-0-	270,115

	Total:		$10,519,319

*	Party-in-interest
**	Historical cost has not been presented as all investments are participant directed.